EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Unigene Laboratories, Inc.:


We consent to the incorporation by reference in this Registration Statement on Form S-3 of Unigene Laboratories, Inc. of our report dated March 22, 1996, relating to the balance sheets of Unigene Laboratories, Inc. as of December 31, 1995 and 1994 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995 which report appears in the December 31, 1995 annual report on Form 10-K of Unigene Laboratories, Inc. which is incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.


Our report dated March 22, 1996 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.



                                                           KPMG PEAT MARWICK LLP





New York, New York
June 17, 1996